Exhibit 10.3

January 21, 1999

Personal

Mr. W. Hunt

Hexcel Composites Ltd

Duxford

Cambridge

CB2  4QD

Dear Bill:

Your pension benefits

The pension provision made for you by Ciba was set out in a letter dated 19 August 1992 from Mr. J.S. Fraser.  The purpose of this letter is to confirm that Hexcel Composites Limited (the “Company”) is pleased to maintain your existing pension promise as set out in Mr. Fraser’s letter.  This letter also clarifies your pension promise and your life assurance and ill-health retirement benefits.

Retirement at Normal Retirement Date

Your Normal Retirement Date is your 65th birthday.  On retirement at this date you will receive an annual pension of two-thirds of your Pensionable Salary over the year prior to retirement.  Pensionable Salary is your basic salary plus any further earnings which are pensionable under the terms of the Hexcel Composites Limited Pension Scheme (the “HCL Scheme”).  For the avoidance of doubt your Pensionable Salary will not be restricted by the earnings cap imposed by the Finance Act 1989.

Early Retirement from age 60

At your option, you may retire from the Company’s service on or after your 60th birthday.  In such circumstances you will receive an annual pension of two-thirds of your Pensionable Salary over the year prior to retirement.

Leaving service benefits

On leaving service you will be entitled to an annual pension deferred to your Normal Retirement Date.  The annual deferred pension will be 1/720th of your Pensionable Salary over the year prior to leaving service multiplied by the number of months from the date you first joined a Ciba-Geigy pension scheme to the date of leaving service (up to a maximum of 480 months).

This deferred pension is to be increased over the period between the date of leaving and your Normal Retirement Date by the lesser of the increase in the Retail Prices Index and 5% per year compound over this period.

If you choose to receive your deferred pension before your Normal Retirement Date then a reduction will be applied for early payment on the same basis as applies to deferred pensions in the HCL Scheme at the time of your retirement.

Death after retirement (or after leaving service but before Normal Retirement Date)

On death after retirement (or after leaving service but before Normal Retirement Date) your widow will receive an annual pension of 60% of your own pension.

Death in service

A lump sum of three times your Pensionable Salary will be paid.

An annual pension will be paid to your widow of 40% of the Pensionable Salary earned over the year prior to your death.

Retirement on ill-health grounds

If, having obtained medical evidence, the Company decides that you are unable to carry out your normal duties as a result of ill-health or disability then you will be granted an annual pension of two-thirds of your Pensionable Salary earned over the year prior to retirement.  On death after ill-health retirement an annual pension of 60% of your own annual pension will be payable to your widow.

Lump sum option

On retirement you may take part of your benefits in lump sum form by giving up part of your pension entitlement.  Under current legislation, part of your benefits from the HCL Scheme and your Standard Life personal pension may be taken as a lump sum free of tax.  If you decide to take part of your benefits as a lump sum then your pension promise will be reduced on the same basis as applies as at the date of your retirement to members of the HCL Scheme exchanging pension for a lump sum.

Any reduction in your pension promise as a result of taking a lump sum will be ignored in calculating the widow’s pension promise in respect of death after retirement.

Your contributions

You will be required to contribute towards your pension arrangements at the same percentage of your Pensionable Salary as is applicable to members of the HCL Scheme from time to time (currently 4% of Pensionable Salary).  Since your benefits are based on Pensionable Salary without restriction for the earnings cap, your contributions will also be based on unrestricted Pensionable Salary.  Your pension contributions will be paid to the HCL Scheme, subject to Inland Revenue maximum contribution limits.

Post retirement increases

The pension payable to you (and the pension payable contingently to your wife) in accordance with your promise will be increased annually in payment by the lesser of 5% and the increase in the Retail Prices Index.  Further discretionary increases may be provided if the Company believes this would be consistent with discretionary increases awarded to pensioners of the HCL Scheme.

Provision of your benefits

Your pension promise will be provided from the aggregate of the following sources:

1.               Your benefits from your Standard Life personal pension in respect of contributions paid prior to 1 January 1998 when you joined the HCL Scheme.

2.               Your benefits in respect of the transfer value paid from the Ciba Pension Scheme to the HCL Scheme in January 1998.  These benefits are set out in the appendix to this letter.

3.               Your benefits in respect of pensionable service in the HCL Scheme from 1 January 1998.  These will be the Inland Revenue maximum benefits in respect of such service which, under current legislation, will be the lesser of:

•                  1/30th of the earnings cap for each year of service; and

•                  2/3rds of the earnings cap less your benefits under 1 and 2 above.

4.               Direct payment of benefits from Hexcel Composites Limited to the extent, if any, that 1, 2 and 3 above are insufficient to provide the promised benefits.  Any proceeds of life assurance and disability insurance policies affected by the Company on your behalf will be used to finance such direct payments – i.e., such proceeds will be used to finance your benefit promise and not payable in addition to it.

5.               This letter is executed as a deed poll with the intention of allowing your wife to benefit from the promises made in this letter.

Yours sincerely

/s/ Stephen C. Forsyth	/s/ Ira J. Krakower
S C Forsyth, Director	I J Krakower, Director

executed as a deed poll for and on behalf of Hexcel Composites Limited

This is to confirm that Hexcel Corporation (which shall include its successors and assigns) irrevocably guarantees all payments due William Hunt or his wife pursuant to paragraph 4 above to the extent that Hexcel Composites Limited fails for whatever reason to do so, in whatever form, including lump sum, as required to be paid by Hexcel Composites Limited.

/s/ John J. Lee
John J. Lee
Chairman & CEO

executed as a deed poll by Hexcel Corporation

Countersigned by W. Hunt to confirm his acceptance that this letter replaces the letter of 19 August 1992 from Mr. J.S. Fraser of Ciba.

/s/ William Hunt
W. Hunt

Appendix to letter dated 21 January 1999

Mr. W. Hunt

Benefits from the HCL Pension Scheme in respect of the transfer value received from the Ciba Pension Scheme in January 1998.

•                  A pension of £39,900 per annum as at 1 January 1998, payable from your Normal Retirement Date (i.e. your 65th birthday).

•                  A reduced pension of £29,900 per annum as at 1 January 1998 on early retirement at age 60.

•                  On retirement between ages 60 and 65 the pension would be calculated pro rata.

•                  The pension as at 1 January 1998 will be increased in line with the Retail Prices Index over the period from 1 January 1998 to retirement.

•                  The pension will increase in payment in line with normal HCL Scheme increases (i.e. in line with the Retail Prices Index subject to an annual maximum increase of 5% and subject to possible further discretionary increases if inflation exceeds 5% in a particular year).

•                  On death, either before or after retirement, a widow’s pension of 60% of the pension (including increases up to the date of death) is payable.